Exhibit (a)(1)(v)

Notice of Withdrawal of Tender
Regarding Shares in Fortress Private Lending Fund
Tendered Pursuant to the Offer to Purchase
Dated July 23, 2026

The Offer and withdrawal rights will expire
at one minute past 11:59 p.m., Eastern Time, on August 19, 2026, and this Notice of Withdrawal must be received by
the Company’s transfer agent, SS&C GIDS, Inc., either by mail or by email, by one minute past 11:59 p.m., Eastern Time, on August 19, 2026 unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL ADVISER.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Company Name:
Account #:
Account Name/Registration:
Social Security Number:
Email Address:

The undersigned represents that the undersigned is the beneficial owner of the common shares of beneficial interest in the Company to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing Shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Exhibit (a)(1)(v) - 1

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Exhibit (a)(1)(v) - 2